Exhibit 99.1

Press Release

For Immediate Release
Contacts:
Keith LaVanway
847-597-9353
klavanway@pregis.com
Brent Zachary
847-597-9330
bzachary@pregis.com
PREGIS CORPORATION ANNOUNCES CLOSING OF €125,000,000 DEBT PRIVATE PLACEMENT
Deerfield, IL, October 5, 2009 — Pregis Corporation, a leading international manufacturer, marketer, and supplier of protective packaging products and specialty packaging solutions, today announced that it has closed on the offering of €125,000,000 aggregate principal amount of additional second priority senior secured floating rate notes due 2013. These notes were issued in a transaction pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The Company used the net proceeds from this offering to repay outstanding term loan indebtedness under its senior secured credit facilities, which have also been amended as part of the transaction.
Commenting on the closing of the private placement and credit facility amendment, Mike McDonnell, President and Chief Executive Officer, stated, “We are very pleased that we were able to successfully complete the note offering and refinancing of our capital structure. The success of this transaction demonstrates the confidence that investors have in the strength of Pregis and its future.”
Mr. McDonnell continued, “This transaction significantly enhances our financial flexibility and extends the maturity of all of our debt with the exception of our revolving credit facility until 2013. This enhanced capital structure, coupled with the Company’s strong cash position, enables Pregis to make prudent investments to accelerate our strategic growth initiatives and drive our earnings as economic conditions improve. Our leadership team is excited about building upon our past successes to further strengthen the value proposition Pregis offers to our customers, employees and investors.”
About Pregis:
Pregis Corporation is a leading global provider of innovative protective, flexible, and foodservice packaging and hospital supply products. The specialty-packaging leader currently operates 46 facilities in 18 countries around the world. Pregis Corporation is a wholly owned subsidiary of Pregis Holding II Corporation. For more information about Pregis, visit the Company’s web site at www.pregis.com.
Safe Harbor Statement:

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by the Company’s use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. For a discussion of key risk factors, please see the risk factors disclosed in the Company’s annual report, which is available on its website, www.pregis.com. These risks may cause actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risk and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. The Company undertakes no duty to update its forward-looking statements.